                                     Exhibit 99.1

AT THE COMPANY	ON THE WEB
Robert O’Brien	www.forestcity.net
Executive Vice President – Chief Financial Officer
216-621-6060

Jeff Linton
Senior Vice President – Corporate Communication
216-621-6060

FOR IMMEDIATE RELEASE

Forest City Announces Exchanges of $138.9 Million of
Puttable Equity-Linked Senior Notes for Common Stock

CLEVELAND, Ohio - April 16, 2013 - Forest City Enterprises, Inc. (NYSE: FCEA and FCEB) today announced that it has entered into separate, privately negotiated exchange agreements whereby it will exchange approximately $138.9 million aggregate principal amount of its 3.625% Puttable Equity-Linked Senior Notes due 2014 (the "Notes") for approximately 9,549,721 shares of its Class A common stock, plus a total cash payment of approximately $4.9 million for additional exchange consideration, accrued interest and in lieu of fractional shares.

The exchange transactions reflect the company's continued focus on reducing debt and improving its balance sheet. The exchanges were executed at the current put value rate for the Notes and were non-dilutive to Forest City shareholders. Approximately $61.1 million of the Notes will remain outstanding after the exchanges.

About Forest City
Forest City Enterprises, Inc. is an NYSE-listed national real estate company with $10.6 billion in total assets. The company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate throughout the United States. For more information, visit http://www.forestcity.net.